As filed with the Securities and Exchange Commission on June 7, 2011

Registration No. 333-50234

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RehabCare Group, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	51-0265872
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7733 Forsyth Boulevard, Suite 2300

St. Louis, Missouri 63105

(800) 677-1238

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph L. Landenwich, Esq.

Corporate Secretary

RehabCare Group, Inc.

c/o Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

(502) 596-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (No. 333-50234) (the “Registration Statement”), is being filed to deregister unsold common stock of RehabCare Group, Inc. (the “Company”).

On February 7, 2011, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Kindred Healthcare, Inc. (“Kindred”) and Kindred Healthcare Development, Inc. (“Merger Subsidiary”). The Agreement contemplated that Merger Subsidiary would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger. The Merger became effective on June 1, 2011 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

As of the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than the shares held in the treasury of the Company or owned by Kindred or any wholly-owned subsidiary of Kindred or the Company or held by stockholders who properly exercised dissenters’ appraisal rights under Delaware law) converted into the right to receive $26.00 in cash, without interest thereon and less any required withholding taxes, and 0.471 of a share of Kindred common stock.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post–effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 7, 2011.

REHABCARE GROUP, INC.

By:	/s/ Joseph L. Landenwich
	Name:	Joseph L. Landenwich
	Title:	Corporate Secretary